Exhibit 99.2

Gulf Resources, Inc. David Wong, VP of Finance E-mail: davidw@gulfresourcesinc.cn gfre.2008@yahoo.com	CCG Investor Relations Mr. Crocker Coulson, President Phone: +1-646-213-1915 E-mail: crocker.coulson@ccgir.com

Helen Xu E-mail: xuhy@gulfresourcesinc.cn beishengrong@163.com Website: http://www.gulfresourcesinc.cn/	Ms. Linda Salo, Financial Writer Phone: +1-646-922-0894 E-mail: linda.salo@ccgir.com Website: http://www.ccgirasia.com/

Gulf Resources Announces NASDAQ Trading Start

Chairman and CEO to Ring the Closing Bell

New York & Shandong Province, October 22, 2009 - Gulf Resources, Inc. (OTC BB: GRUS, NASDAQ: GFRE) (“Gulf Resources” or the “Company”), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced it will begin trading on the NASDAQ Global Select Market on October 27, 2009 under the ticker symbol “GFRE”.  Until such time, its common stock will continue to trade on the Over the Counter Bulletin Board under the ticker symbol “GRUS.”

To celebrate the event, Mr. Ming Yang the Company’s chairman, and Mr. Xiaobin Liu, the Company’s chief executive officer, will ring the Closing Bell at the NASDAQ MarketSite in New York City’s Times Square on October 27, 2009 at 4:00 PM EDT.

“We are honored to have been given the opportunity to ring the closing bell at NASDAQ, one of the most prestigious equity markets in the world. Trading on NASDAQ is a significant milestone for our Company’s development, and we would like to express our sincere gratitude to our shareholders, dedicated employees, the entire management team, and all other parties who have contributed to our success in reaching this point today,” said Mr. Liu, chief executive officer of Gulf Resources.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited (“SCHC”) and Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information about the Company, please visit www.gulfresourcesinc.cn

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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